Pursuant to Rule 424(b)5 under the Securities Act of 1933

Registration Statement No. 333-111482
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 19, 2004)

A$1,000,000,000

Republic of Italy

5.875% Notes due 2008

The Republic of Italy

          Italy is a foreign sovereign government. It is a founding member of the European Union and one of twelve countries included in the European Economic and Monetary Union.

          The economy of Italy, as measured by its 2002 gross domestic product, is the sixth largest in the world.

The Notes

          The Notes will be direct, general and unconditional obligations of the Republic of Italy and will rank pari passu with all other unsecured and unsubordinated obligations of Italy.

          The Notes will contain collective action clauses with provisions regarding future modifications to their terms. Under those provisions, which are described beginning on page 9 of the Prospectus, modifications affecting the reserved matters listed in the Notes, including modifications to payment and other important terms of the Notes, may be made with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes.

          We will pay interest on each series of the Notes on February 14 and August 14 of each year, commencing on August 14, 2004.

          The Notes will be redeemed at 100% of their principal amount on August 14, 2008.

          The Notes will be deposited on February 27, 2004 (the “Closing Date”) with Citibank, N.A. as custodian for, and registered in the name of Austraclear Limited (“Austraclear”).

Proposed Trading Format

          We have applied to list the Notes on EuroMOT (Mercato Telematico Eurobbligazioni), and the Luxembourg Stock Exchange in accordance with the rules thereof.

	Initial Price	Underwriting	Proceeds to
	to Public(1)	Discount(2)	Italy(1)

Per Note	99.803%	0.125%	99.678%
Total	A$998,030,000	A$1,250,000	A$996,780,000

(1)	Plus accrued interest, from and including February 14, 2004.

(2)	Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

        See “Foreign Exchange Risks” on page S-6 for a discussion of certain foreign exchange risks that you should consider in connection with an investment in the Notes.

        These securities have not been approved or disapproved by the Securities and Exchange Commission of the United States or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Deutsche Bank	UBS Investment Bank
TD Securities

Commonwealth Bank of Australia	National Australia Bank Limited
Westpac Banking Corporation

The date of this Prospectus Supplement is February 19, 2004.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
SUMMARY OF THE OFFERING
FOREIGN EXCHANGE RISKS
USE OF PROCEEDS
RECENT DEVELOPMENTS
DESCRIPTION OF THE NOTES
GLOBAL CLEARANCE AND SETTLEMENT
TAXATION
UNDERWRITING
OFFICIAL STATEMENTS
VALIDITY OF THE SECURITIES
GENERAL INFORMATION
PROSPECTUS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
General
Nature of Obligation; Negative Pledge
Italian Taxation; Additional Amounts
UNITED STATES TAXATION
Certain United States Federal Income Tax Considerations
Default; Acceleration of Maturity
Redemption
Meetings and Quorum
Amendments and Waivers
Governing Law; Consent to Service
DESCRIPTION OF WARRANTS
General
Governing Law; Consent to Service
United States Taxation
PLAN OF DISTRIBUTION
OFFICIAL STATEMENTS
VALIDITY OF THE SECURITIES
AUTHORIZED REPRESENTATIVE
WHERE YOU CAN FIND MORE INFORMATION

      No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy any such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Republic of Italy since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

Table of Contents

Prospectus Supplement

Prospectus

      This Prospectus Supplement should be read together with the accompanying Prospectus, dated February 19, 2004, of the Republic of Italy and any other documents incorporated by reference herein. The Prospectus contains information regarding the Republic of Italy (“Italy”) and a description of certain terms of Italy’s securities. Further information regarding Italy and the Notes offered by this Prospectus Supplement, which constitute a separate series of the debt securities of Italy being offered from time to time pursuant to the Prospectus, may be found in our registration statement (no. 333-111482), on file with the U.S. Securities and Exchange Commission (the “Commission”).

      The distribution of this Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this Prospectus Supplement or the Prospectus should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

      Italy accepts responsibility for the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein. To the best of the knowledge and belief of Italy (which has taken all reasonable care to ensure that such is the case), the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information.

      The Notes are not guaranteed by the Commonwealth of Australia.

      As used in this Prospectus Supplement, references to “A$”, or “dollars” are to the legal currency of Australia.

Enforcement of Civil Liabilities

      Italy is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Italy. Italy will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York. Italy will irrevocably waive any immunity from the jurisdiction of such courts, to the extent permitted by Italian law, but not execution or attachment or process in the nature of such jurisdiction. Italy will waive any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. Italy reserves the right to plead sovereign immunity under the United States Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under United States Federal securities laws or any state securities laws. In the absence of a waiver of immunity by Italy with respect to these actions, it would not be possible to obtain a United States judgment in such an action against Italy unless a court were to determine that Italy is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in Italy of final judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws is subject, among other things, to the absence of a conflicting final judgment by an Italian court or of a previously instituted action pending in Italy among the same parties and arising from the same facts and circumstances and to the Italian courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, and that enforcement would not violate Italian public policy. In general, the enforceability in Italy of final judgments of U.S. courts obtained would not require retrial in Italy. In original actions brought before Italian courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws. The Italian courts may enter and enforce judgments in foreign currencies. See “Description of Debt Securities — Governing Law; Consent to Service” in the Prospectus.

SUMMARY OF THE OFFERING

Issuer	The Republic of Italy.

Securities Offered	A$1,000,000,000 principal amount of 5.875% Notes due 2008.

Maturity Date	August 14, 2008.

Redemption Basis	At par.

Interest Rate	The Notes will bear interest at the rate of 5.875% per annum, payable semi-annually in arrears in two equal payments.

Interest Payment Dates	February 14 and August 14 of each year commencing August 14, 2004 for the period commencing from and including February 14, 2004, as described herein.

Markets	The Notes are offered for sale in those jurisdictions in Australia and in the United States, Europe and Asia where it is legal to make such offers. See “Underwriting.”

Further Issues	Italy reserves the right from time to time without the consent of the holders of the notes to issue further securities having identical terms and conditions, so that such securities shall be consolidated with, form a single series with and increase the aggregate principal amount of, the Notes.

Listing	Application has been made to list the Notes on the Luxembourg Stock Exchange and EuroMOT (Mercato Telematico Eurobbligazioni). The Notes will not be listed on the Australian Stock Exchange.

Form and Settlement	The Notes will be issued in the form of one or more global notes in fully registered form, without coupons, which will be deposited on or about February 27, 2004 (the “Closing Date”) with Citibank, N.A. as custodian for, and registered in the name of, Austraclear Limited (ABN 94 002 060 773) (“Austraclear”), as operator of the Austraclear System. Except as described in this Prospectus Supplement, beneficial interests in the global notes will be represented through accounts of financial institutions or other persons acting on behalf of beneficial owners as members and indirect members (“Accountholders”) in the Austraclear System. Investors may elect to hold interests in the global notes through the Austraclear System in Australia or through Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”), in Europe, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will in turn hold interests in the global notes through their respective nominee Accountholders in Austraclear. Except as described in this Prospectus Supplement, owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered holders of the Notes under the Notes or the fiscal agency agreement governing the Notes. The Notes will not be eligible for clearance through the facilities of The Depository Trust Company in the United States. See “Description of the Notes — Form, Denomination and Registration.”

It is expected that delivery of the Notes will be made, against payment therefor in same-day funds, on or about February 27, 2004.

Withholding Tax	Principal of and interest on the Notes are payable by Italy without withholding or deduction for Italian withholding taxes subject to certain exceptions, including withholding taxes that may be imposed pursuant to the proposed EU Directive on the taxation of savings income, to the extent set forth in this Prospectus Supplement and in the Prospectus under the heading “Description of Debt Securities — Italian Taxation; Additional Amounts.” So long as the Notes issued by Italy are not attributable to a permanent establishment of Italy in Australia, payments of principal and interest made under the Notes issued by Italy will not be subject to Australian interest withholding tax.

Redemption	The Notes will not be redeemable prior to August 14, 2008.

Collective Action Clauses	The Notes will contain provisions regarding voting on amendments, modifications and waivers. These provisions are commonly referred to as collective action clauses and are described more fully in the following sections of the accompanying Prospectus, “Description of Debt Securities — Meetings and Quorum” and “Description of Debt Securities — Amendments and Waivers.” Under these provisions, Italy may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes.

Governing Law	The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.

FOREIGN EXCHANGE RISKS

      Because the Notes are denominated in Australian dollars and all payments in respect of the Notes are to be made by Italy in Australian dollars, an investment in the Notes entails significant risks for a purchaser resident in a country other than Australia or a purchaser that conducts its business or activities in a currency other than Australian dollars (“the home currency”). These include the possibility of significant changes in rates of exchange between the home currency and Australian dollars and the imposition or modification of foreign exchange controls with respect to Australian dollars.

      Italy has no control over a number of factors affecting these types of risks, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. Recently, rates of exchange for certain currencies, including Australian dollars, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of Australian dollars against the home currency could result in a decrease in the effective yield of the Notes below their stated interest rate and, in certain circumstances, could result in a loss when payments on the Notes are converted into the home currency.

      This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Investors should consult their own financial and legal advisors as to the risks involved in an investment in the Notes.

USE OF PROCEEDS

      The aggregate net proceeds to us from this offering will be approximately A$998,880,000 (including accrued interest payable to us by the Underwriters). Those proceeds will be used for general purposes of the Italian Government, including debt management purposes.

RECENT DEVELOPMENTS

The Italian Economy

      Italy’s real GDP grew at a seasonally adjusted rate of 0.4 per cent during 2003, based on ISTAT data, 0.1 per cent less than estimated in Italy’s 2004-2007 Program Document.

DESCRIPTION OF THE NOTES

      The Notes are to be issued pursuant to a fiscal agency agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as fiscal agent. The following statements and the statements under “Description of Debt Securities” in the Prospectus briefly summarize some of the terms of the Notes and the fiscal agency agreement. This summary and the summary in the Prospectus are qualified in their entirety by reference to the fiscal agency agreement and to the form of the global note, described below, filed or to be filed by Italy with the Commission.

•	The Notes are to be issued in an aggregate principal amount of A$1,000,000,000.

•	The Notes are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at 100% of their principal amount.

•	Dealings in the Notes are expected to commence on or about February 27, 2004.

•	The Notes will be direct, general and unconditional obligations of the Republic of Italy and will rank pari passu amongst themselves and with all other unsecured and unsubordinated obligations of Italy.

•	The fiscal agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Interest

      The Notes will bear interest from and including February 14, 2004. Interest on the Notes shall be payable in arrears semi-annually in two equal payments on February 14 and August 14 of each year (each an “Interest Payment Date”) commencing August 14, 2004, unless any Interest Payment Date would otherwise fall on a day which is not a Banking Day, in which case the Interest Payment Date shall be the immediately succeeding Banking Day. Where interest is to be calculated in respect of periods other than those ending on a regular Interest Payment Date, it shall be calculated on the basis of the actual number of days in the period from and including the most recent Interest Payment Date (or, if applicable, February 14, 2004) to but excluding the relevant payment date, divided by the actual number of days in the period from and including the most recent Interest Payment Date (or, if applicable, February 14, 2004) to but excluding the next Interest Payment Date. “Banking Day” means any day (other than a Saturday, Sunday or public holiday) that is a day on which banking institutions are open for general banking business in Sydney.

Form, Denomination and Registration

      The statements set forth in this Prospectus Supplement in this section under this subsection and “Definitive Notes” and in the section entitled “Global Clearance and Settlement” include summaries of certain rules and operating procedures of the Austraclear System, Euroclear and Clearstream that affect transfers of interests in the global notes.

      The Notes will be issued in the form of one or more global notes, in fully registered form, without coupons, which will be deposited on or about the Closing Date with Citibank, N.A. as custodian for, and registered in the name of, Austraclear. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes. For so long as the Notes are registered in the name of Austraclear, each person in whose Security Record (as defined in the Austraclear Regulations) a beneficial interest in the Notes is recorded is deemed to acknowledge in favour of Austraclear Services Limited (ABN 28 003 284 419), the Australian paying agent (“Austraclear Services”), that Austraclear Services’ decision to act as Australian paying agent of the Notes does not constitute a recommendation or endorsement by Austraclear Services or Austraclear in relation to the Note, but only indicates that the performance of such services is considered by Austraclear Services to be compatible with the performance by it of its obligations, and such person does not rely on any fact, matter or circumstance to the contrary.

      Except as set forth below, the global note may be transferred, in whole and not in part, only to Austraclear, a nominee of Austraclear or a successor of Austraclear or its nominee.

      Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions or other persons acting on behalf of beneficial owners as direct or indirect Accountholders in Austraclear. Those beneficial interests will be in denominations of A$1,000 and integral multiples in excess thereof; provided that Notes may only be transferred within or to or from Australia if the aggregate consideration payable by the transferree is at least A$500,000 (disregarding moneys lent by the transferor or its associates) or the transfer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 of Australia (the “Australian Corporations Act”). Investors may hold Notes directly through Austraclear, Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold beneficial interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective nominee Accountholders, which in turn hold beneficial interests in the global notes of Austraclear System.

      The Notes will not be eligible for clearance through the facilities of The Depository Trust Company in the United States.

      Except as provided below, under “Definitive Notes”, owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the fiscal agency agreement, including for purposes of receiving any reports delivered by Italy or the fiscal agent pursuant to the fiscal agency agreement. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the fiscal agency agreement. Italy understands that, under existing industry practices, if Italy requests any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the fiscal agency agreement, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

      Persons who are not Accountholders in the Austraclear System may beneficially own Notes held by Austraclear only through direct or indirect Accountholders in Austraclear. So long as Austraclear or its nominee is the registered owner of the global note, Austraclear for all purposes will be considered the sole holder of the Notes under the fiscal agency agreement and the Notes.

Payments

      Payments of principal of and interest on the global notes will be made to the Australian Paying Agent. The principal and interest on the Notes will be payable in Australian dollars or in such other coin or currency of Australia as at the time of payment is legal tender for payment therein of public and private debts.

      For so long as the Notes are issued in global form and registered in the name of Austraclear or its nominee, Austraclear Services Limited or its successor will act as Australian Paying Agent with respect to the Notes.

      Upon receipt of any payment of principal or of interest on the global notes, Austraclear will credit on the relevant payment date the Accountholders’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of Austraclear and in accordance with the Austraclear Regulations. Payments by Accountholders to owners of beneficial interests in the global notes held through such Accountholders will be the responsibility of such Accountholders. Distributions with respect to the Notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures to the extent received by its depositary. Neither Italy nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Any moneys held by the fiscal agent or any paying agent in respect of the Notes and remaining unclaimed for one year after such amount shall have become due and payable shall be returned to Italy, and the holder of such Note shall thereafter look only to Italy for any payment to which such holder may be entitled. Notes will become void unless surrendered for payment within a period of five years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Definitive Notes

      Individual certificates in respect of Notes will not be issued in exchange for the global notes, except in very limited circumstances. If Austraclear notifies Italy that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by Italy within 90 days after receiving such notice from Austraclear, or if an event of default with respect to the Notes shall have occurred and be continuing (as described under “Description of Debt Securities — Default; Acceleration of Maturity” in the Prospectus) Italy will issue or cause to be issued Notes in definitive form in exchange for such global notes without charge. Italy may also at any time and in its sole discretion determine not to have any of the Notes represented by the global notes and, in such event, will issue or cause to be issued Notes in definitive form in exchange for the global notes. Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of A$1,000 and integral multiples in excess thereof. Any Notes so issued will be registered in such names as Austraclear shall request. If the Notes are issued in definitive form, Italy shall appoint and maintain a paying agent in New South Wales, Australia to succeed Austraclear Services. Such Notes may be presented for registration of transfer or exchange at the office of the fiscal agent in London, at the office of the paying agent in Australia, or, as long as the Notes are listed on the Luxembourg Stock Exchange, at the office of the paying agent in Luxembourg, in each case without service charge, but Italy may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. Principal and interest will be payable (against presentation and surrender of the Notes for payments of principal) at the office of the fiscal agent in London or the paying agent in Luxembourg or Australia, provided that interest thereon may be paid by check mailed to the registered holders of definitive Notes or, if requested by the registered holder, by transfer to the account of the registered holder notified to the paying agent.

      Upon the issuance of definitive Notes, holders will be able to transfer definitive Notes at the specified office of the paying agent, including the paying agents in Luxembourg and Australia, if any, upon the surrender of such definitive Notes, together with the form of transfer endorsed thereon duly completed and executed and otherwise in accordance with the provisions of the fiscal agency agreement. In the case of a transfer of part only of a definitive Note, a new definitive Note shall be issued to the transferee in respect of the part transferred and a further new definitive Note in respect of the balance of the holding not transferred shall be issued to the transferor. Each new definitive Note to be so issued shall be available for delivery within three business days of receipt by the Registrar or any paying agent at its specified office of the relevant definitive Note and the form of transfer.

Further Issues

      Italy may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes having the same terms as the Notes in all respects (except for the issue price, issue date and the first payment of interest following the issue date of such further Notes) and so that such further Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes.

Notices

      All notices will be published in English in London in the Financial Times, in New York in The Wall Street Journal (Eastern Edition), in Australia in the Australian Financial Review and, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, in a daily newspaper of general circulation in Luxembourg which is expected to be the Luxemburger Wort. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper determined by Italy with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

Governing Law

      The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.

GLOBAL CLEARANCE AND SETTLEMENT

      The information set out below in connection with Austraclear, the Austraclear System, Euroclear or Clearstream (together, the “Clearing Systems”) is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the Clearing Systems has been obtained from sources that Italy believes to be reliable, but neither Italy nor any Underwriter takes any responsibility for the accuracy of the information. Investors wishing to use the facilities of any of the Clearing Systems are advised to confirm the applicability of the rules, regulations and procedures of the relevant clearing system. None of Italy, the fiscal agent and any other party to the fiscal agency agreement or any Underwriter will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in the Notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Interest in the Notes may be held through the Austraclear System as well as through Euroclear and Clearstream, which in turn hold indirect interests in the Austraclear System through their respective nominees which are participants in Austraclear.

      Austraclear, Euroclear and Clearstream have advised Italy as follows:

The Clearing Systems

      The Austraclear System:       Austraclear Limited (“Austraclear”) began operation of its settlement system (“Austraclear System”) in 1984. Austraclear is an unlisted public company owned by financial institutions and other market participants. It operates the national central securities depositary to the Australian money market and registry for semi-government and private sector debt securities lodged with the Austraclear System. Through its proprietary Financial Transactions Recording and Clearance Systems (FINTRACS) software, the Austraclear System electronically clears and settles most debt securities traded in the Australian money market and capital market.

      The rights and obligations of Austraclear and participants under the Austraclear System are created by contract, as evidenced through the Austraclear Regulations and Operating Manual, User Guides and instructions and directions contained within the Austraclear System (“Austraclear Rules”).

      Real-time settlement of cash transactions is facilitated by real-time gross settlement (“RTGS”) system, operated by the Reserve Bank of Australia and developed by Austraclear.

      The Austraclear System relies upon both parties to a transaction entering trade details into computer terminals that the system then matches before effecting settlement. As well as facilitating securities settlements the Austraclear System also provides members with the ability to make high-value funds transfers independent of the need for a corresponding securities transfer.

      As transactions currently processed through the Austraclear System are made on a RTGS basis, all high-value and time critical inter-bank payments, including the cash settlement of transactions in debt securities, will be settled individually on a real time gross basis through institutions’ exchange settlement accounts. A payment will be settled only if the paying institution has an adequate balance in the exchange settlement account it maintains with the Reserve Bank of Australia. Once that payment is made, it is irrevocable in the sense it is protected from recall by the remitter or dishonour by the paying institution. This allows for true delivery versus payment to take place; that is, securities and cash transfers occur simultaneously, counterparties to the transaction will own either securities or cash and finality is immediate.

      Clearstream:       Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream participants (as defined below) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters (“Clearstream participants”). Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

      Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

      Euroclear:       Euroclear was created in 1968 to hold securities for Euroclear participants (as defined below) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by the Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with Euroclear participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.

Initial Settlement

      Investors electing to hold their Notes through Austraclear (other than through accounts at Euroclear or Clearstream) will follow the settlement practices in accordance with the Austraclear Regulations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

      Investors electing to hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

      Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

      Trading Between Austraclear Participants. Secondary market sales of book-entry interests between Austraclear Accountholders will occur in the ordinary way in accordance with Austraclear Regulations and will be settled using the procedures applicable to Australian corporate debt obligations in same-day funds.

      Trading Between Euroclear and/or Clearstream Participants. Secondary market sales between Euroclear participants and/or Clearstream participants will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

      Trading Between Euroclear or Clearstream Seller and Austraclear System Purchaser. When book-entry interests in the Notes are to be transferred from the account of a Euroclear participant or Clearstream participant to the account of an Austraclear Accountholder, the purchaser will deliver instructions to Austraclear through an Accountholder at least one business day prior to the settlement date. Austraclear will instruct its depositary to receive the Notes against payment. Payment will then be made by its depositary to the Euroclear participant or Clearstream participant’s account, as the case may be, against delivery of the Notes. After settlement has been completed, the notes will be credited by Austraclear, in accordance with its usual procedures, to the Austraclear Accountholders’ account. Credit for the Notes will appear on the next day (Australian time) and a cash debit will be back-valued to, and the interest on the Notes will accrue from, the value date (which would be the preceding day when settlement occurs in Europe). If settlement is not completed on the intended value date (i.e. the trade fails), the Austraclear system cash debit will be valued instead as of the actual settlement date.

      Austraclear Accountholders will need to make available to the Austraclear System the funds necessary to process same-day funds settlement in accordance with Austraclear Regulations.

      Because the settlement is taking place during European business hours, Euroclear and Clearstream participants can employ their usual procedures for sending Notes to the depositary for Austraclear for the benefit of Austraclear Accountholders. The sale proceeds will be available to the Euroclear or Clearstream seller on the settlement date. Thus, to the Euroclear participants or Clearstream participants, a cross-market transaction will settle no differently from a trade between Euroclear and/or Clearstream participants.

      Trading Between Austraclear System and Seller and Euroclear or Clearstream Purchaser. Due to time zone differences in their favor, Austraclear System participants may employ their customary procedures for transactions in which Notes are to be transferred by the Austraclear System, through its depositary, to a Euroclear or Clearstream participant. The seller must send to Austraclear through a participant settlement instructions at least one business day prior to the settlement date. In these cases, Austraclear will instruct its depositary to credit the Notes to the Euroclear or Clearstream participant’s account against payment. The payment will then be reflected in the account of the Austraclear Accountholder the following business day, and receipt of the cash proceeds in the Austraclear System Accountholder’s account will be back-valued to the value date (which would be the preceding day, when settlement occurs in Europe).

      Finally, day traders that use Austraclear System and that purchase Notes from Euroclear and/or Clearstream participants for credit to Austraclear Accountholders should note that these trades would automatically fail on the sale side unless affirmative action were taken.

Registrar and Paying Agent

      Citibank has been appointed as Registrar. As long as the global notes are registered in the name of Austraclear or its nominee, Austraclear Services or its successor will act as paying agent with respect to the global notes. Subject to the preceding sentence, Italy may at any time vary or terminate the appointment of the Registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a Registrar, and provided further that if Notes in definitive form are issued in the limited circumstances described under “Description of the Notes — Definitive Notes”, and so long as the Notes are listed on the Luxembourg Stock Exchange (and the rules of the Luxembourg Stock Exchange so require), Italy will maintain a paying agent in Luxembourg. We will provide notice to the holders of the Notes of any change of the appointment of the Registrar or paying agent or in the office through which they act. Notice of any change of the appointment of the Registrar or paying agent will be published in the manner specified in “Description of the Notes — Notices” above.

TAXATION

United States Federal Income Tax Considerations

Introduction

      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in Notes. The following is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly retroactively.) Except as specifically set forth herein, this discussion only addresses U.S. holders (as defined below) that purchase Notes at their issue price as part of the initial offering and that will hold Notes as capital assets. This discussion does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as insurance companies, banking and other financial institutions, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities or commodities that elect mark-to-market treatment, persons that are or, will hold Notes through, a partnership or other pass-through entity, persons that will hold Notes as a hedge against currency risk or as a position in a “straddle”, conversion or other integrated transaction, tax-exempt organizations or U.S. holders whose “functional currency” is not the U.S. dollar.

      In general, you will be a U.S. holder if you are an initial purchaser of a Note who is a beneficial owner of the Note and who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

•	an estate all of the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a valid election is in effect under applicable U.S. Treasury Regulations for the trust to be treated as a U.S. person.

      You should consult your tax advisor about the tax consequences of holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

          Interest and Additional Amounts on the Notes

      Interest and Additional Amounts. Payments or accruals of interest on the Notes including any amounts paid in respect of withholding taxes imposed on payments on the Notes including amounts described in the Prospectus under the caption “Description of Debt Securities — Italian Taxation; Additional Amounts” (the “Additional Amounts”) will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. For U.S. federal income tax purposes, U.S. holders will be treated as having actually received any amounts paid in respect of withholding taxes including Additional Amounts and as then having paid over the withholding tax to the taxing authorities. As a result, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. holder with respect to a payment of interest may in some circumstances be greater than the amount of cash actually received (or receivable) by the U.S. holder with respect to such payment.

      If you use the cash method of tax accounting, the amount of interest income you will realize will be the U.S. dollar value of your payment in Australian dollars based on the spot rate of exchange on the date you receive the payment. You generally will not have exchange gain or loss on the interest payment but may have exchange gain or loss when you dispose of any Australian dollars you receive.

      If you are an accrual basis U.S. holder, the amount of interest income you will realize will be the U.S. dollar value of the interest income accrued in a taxable year based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, as an accrual basis U.S. holder, you may elect to translate all interest income on the Notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of an interest payment if the exchange rate in effect on the date payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the Notes.

          Credit for Taxes Withheld

      Subject to certain conditions and limitations, if we withhold taxes with respect to a payment of interest on a Note, you could be eligible to claim such withholding tax as a credit or deduction for purposes of computing the amount of your U.S. federal income tax liability. This credit or deduction is only available to the extent that a refund of the withholding tax is not available under a treaty. Interest income on the Notes will constitute foreign source income and generally will be considered “passive” income (or “high withholding tax interest” income if the applicable withholding tax is imposed at a rate of 5% or more) or “financial services” income for U.S. foreign tax credit purposes. The rules relating to foreign tax credits and the timing thereof are extremely complex and you should consult your own tax advisor regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to your particular situation.

          Purchase, Sale and Retirement of Notes

      Initially, your tax basis in a Note generally will equal the cost of the Note to you. Generally, if you purchase a Note the cost to you (and therefore generally your initial cost basis) will be the U.S. dollar value of the purchase price in Australian dollars on the date of purchase calculated at the exchange rate in effect on that date. If, however, the Note is traded on an established securities market and you are a cash basis taxpayer (or you are an accrual basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the Note by translating the amount of Australian dollars that you paid for the Note at the spot rate of exchange on the settlement date of your purchase. If you convert U.S. dollars into Australian dollars to purchase a Note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

      When you sell or exchange a Note, or if a Note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Interest and Additional Amounts on the Notes”) and your tax basis in the Note. If you sell or exchange a Note for Australian dollars, or receive Australian dollars on the retirement of a Note, the amount you will realize for U.S. tax purposes generally will be the U.S. dollar value of the Australian dollars that you receive calculated at the exchange rate in effect on the date the Note is disposed of or retired. If you dispose of a Note that is traded on an established securities market and you are a cash basis U.S. holder (or you are an accrual basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

      The special election available to you if you are an accrual basis taxpayer in respect of a purchase and sale of Notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

      Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the Note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15%. Any such gain will generally constitute “U.S. source income” for foreign tax credit purposes. The ability of U.S. holders to offset capital losses against ordinary income is limited.

      Despite the foregoing, the gain or loss that you recognize on a sale, exchange or retirement of a Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the Note. This foreign currency gain or loss will not be treated as an adjustment to the interest income that you receive on the Note.

Non-U.S. Holders

      As used herein, a non-U.S. holder is a person who is not a U.S. holder or partnership. Subject to the discussion concerning information reporting and backup withholding in the Prospectus, generally a non-U.S. holder will not be subject to U.S. federal income tax on payments of interest on, or gain on the sale of, a Note, unless such holder held the Notes in connection with a United States trade or business carried on by such holder, or in the case of the sale of Notes by a non-U.S. holder who is an individual, such individual was present in the U.S. for 183 days or more during the taxable year in which such gain is realized and certain other requirements are met.

Information Reporting and Backup Withholding

      Certain intermediaries holding Notes for the benefit of U.S. holders must file information returns with the U.S. Internal Revenue Service in connection with payments made with respect to a Note to certain U.S. persons. If you are a U.S. person, you generally will not be subject to a U.S. backup withholding tax on such payments if you provide your taxpayer identification number and certain other information in the required manner to such intermediary. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the Notes. If you are not a U.S. person, you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding tax requirements.

Italian Taxation

      The comments below are of a general nature based on current Italian law and practice. Holders of Notes who are in doubt as to their personal tax position should consult their professional advisors.

      No Italian income or other Italian taxes will be levied or applied by Italy by way of withholding, deduction or otherwise in connection with any payments by Italy of principal or interest in respect of the Notes to non-residents of Italy having no permanent establishment in Italy.

      If the Notes are held by residents of Italy acting in a business capacity, interest in respect of the Notes will be subject to a tax (currently at the rate of 12.5%) on account of applicable income tax, withheld by the authorized intermediary in Italy making the payment. If the Notes are held by residents of Italy who are individuals not acting in a business capacity, non-business partnerships (simple partnerships other than business partnerships and other organizations considered by law as business partnerships or limited partnerships), public or private entities not exercising business activities including national or local government entities, real estate investment funds, pension funds or other entities or organizations not subject to corporation income tax, the 12.5% tax shall be a final tax. If holders of Notes subject to such final tax hold the Notes through an authorized intermediary in Italy having asset management discretion over such

Notes, such holders may opt to pay a final 12.5% tax levied by the intermediary on all interest, other payments and gains deriving from such management on an annual basis (the “managed savings option”). However, if holders of Notes subject to such withholding tax on account of income tax hold Notes through such an asset manager, interest, other payments and gains will be taxed as part of their overall income.

      If interest or principal is paid outside of Italy by an entity other than an authorized intermediary in Italy to residents of Italy who would otherwise be subject to the 12.5% final tax described above, holders of Notes must include the payments received in their income tax return and the payments shall be subject to a separate tax at a 12.5% rate or, at the holders’ option, to income taxes at the rates applicable to their overall income with a tax credit for taxes paid abroad.

      Non-residents of Italy having no permanent establishment in Italy will not be subject to Italian capital gains tax in respect of the disposal or the redemption of the Notes.

      Gains realized on the disposal or redemption of Notes by residents of Italy who are individuals not acting in a business capacity or by non-business partnerships and similar organizations will be subject to a final capital gains tax currently at the rate of 12.5%. This tax applies to all gains and losses realized in the relevant year and losses may be carried forward to the subsequent four years. Such holders of Notes may opt to pay capital gains tax declaring the gains in their annual income tax return or, if the Notes are deposited with an authorized intermediary in Italy, authorizing the intermediary to levy the capital gains tax (the “administered savings option”). If holders have elected for the managed savings option, gains realized will be subject to the tax applicable thereto. Instead, gains realized by residents of Italy who are individuals acting in a business capacity, partnerships, limited partnerships, corporations or permanent establishments of foreign corporations shall be subject to income or corporation taxes as part of the overall income; gains realized by investment funds will be subject to the taxes applicable thereto.

      Death duties and gift taxes no longer apply in Italy.

Proposed European Directive on the Taxation of Savings

      On June 3, 2003, the Council of Finance Ministers of the European Union (ECOFIN) adopted a directive regarding the taxation of savings income (Council Directive 2003/48/EC) that applies to interest on bonds issued after March 1, 2001. Subject to an important number of conditions being met, each Member State of the European Union will be required from January 1, 2005 to provide to the tax authorities of another Member State details of interest payments, or other similar income, paid by a person within its jurisdiction to an individual resident in that other Member State, except that Austria, Belgium and Luxembourg, will instead apply a withholding system for a transitional period in relation to such payments made by paying agents established in those countries.

Australian Taxation

Stamp Duty

      Any stamp duty incurred on a transfer of Notes will be for the account of the relevant investors. As at the date of this Prospectus Supplement, no Australian stamp duty is payable on the issue of the Notes, or the transfer of the Notes through the Austraclear System. Investors are advised to seek independent advice regarding any stamp duty or other taxes imposed by another jurisdiction upon the transfer of Notes, or interests in Notes, in any jurisdiction outside of Australia.

Tax File Number

      So long as Italy does not carry on business at or through a permanent establishment in Australia, the Tax File Number requirements of Part VA of the Income Tax Assessment Act 1936 of Australia (“Australia Tax Act”) and section 12-140 of the Taxation Administration Act 1953 of Australia (“Taxation Administration Act”) should not apply in connection with the Notes.

Australian Business Numbers

      So long as Italy does not issue Notes, or use the proceeds of Notes or make payments in relation to Notes issued by it, in the course or furtherance of an enterprise carried on in Australia, the requirements of section 12-190 of the Taxation Administration Act relating to the provision of an Australian Business Number should not apply to the obligations of Italy in relation to the Notes issued by it. Consequently, no withholding should be required to be made by Italy from payments of principal and interest on the Notes issued by it if an investor does not quote its Australian Business Number.

Australian Withholding Tax

      So long as the Notes issued by Italy are not attributable to a permanent establishment of Italy in Australia, payments of principal and interest made under the Notes issued by Italy will not be subject to Australian interest withholding tax.

Other Issues

      If Italy is required by Italian law to deduct or withhold tax from any payments of income on the Notes the gross amount of that foreign income should be included in an Australian resident holder’s assessable income and an Australian tax credit for the amount deducted or withheld will typically arise. Section 27 of the Australian Tax Act should not apply to treat any interest paid by Italy on the Notes to an Australian resident holder as having an Australian source for Australian foreign tax credit purposes. Rather Articles 11(6), 23 and 24(1) of the double tax treaty entered into between Australia and Italy when read with section 4(2) of the International Tax Agreements Act 1953 of Australia should result in a conclusion that such interest is deemed to have an Italian source, and thus is foreign income, for the purposes of the Australian Tax Act and Taxation Administration Act.

Miscellaneous

      Investors in Australia (including persons who are non-residents of Australia but are carrying on business in Australia) should obtain their own taxation advice regarding the taxation status of investing in Notes.

UNDERWRITING

      The Underwriters named below, acting through their representatives, Deutsche Bank AG, Sydney Branch and UBS AG, Australia Branch, have jointly and severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement dated September 16, 1993, as amended by and adhered to by the Underwriters by means of a Pricing Agreement dated February 19, 2004 (as amended, the “Underwriting Agreement”), to purchase from Italy the principal amount of each series of the Notes set forth opposite their name below:

	Principal Amount
Underwriter	of Notes

Deutsche Bank AG, Sydney Branch		407,500,000
UBS AG, Australia Branch		407,500,000
The Toronto-Dominion Bank		60,000,000
Commonwealth Bank of Australia		25,000,000
Deutsche Bank AG London		25,000,000
National Australia Bank Limited		25,000,000
UBS Limited		25,000,000
Westpac Banking Corporation		25,000,000

Total	A$	1,000,000,000

      Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.

      The Underwriters propose to offer the Notes at the public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such price less a commission of 0.125 per cent of the principal amount of the Notes. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

      The Notes are offered for sale in those jurisdictions in Australia and in the United States, Europe and Asia where it is legal to make such offers.

      Each of the Underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Italy except as set forth in the Underwriting Agreement.

      Each of the Underwriters has acknowledged and agreed that no prospectus or other disclosure document in relation to the Notes has been or will be lodged with the Australian Securities and Investments Commission. Each of the Underwriters has represented and agreed that it:

(a)	has not made or invited, and will not make or invite, an offer of the Notes for issue or sale in Australia (including an offer or invitation which is received by a person in Australia); and

(b)	it has not distributed or published, and will not distribute or publish, the Prospectus and Prospectus Supplement or any other offering material or advertisement relating to the Notes in Australia,

      unless (i) the minimum aggregate consideration payable by each offeree is at least A$500,000 or its equivalent (disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 of Australia, and (ii) such action complies with all applicable laws and regulations.

      For the purpose of the preceding paragraph, the Notes include beneficial interests or rights in the Notes.

      Each of the Underwriters has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

      The Notes may not be offered, sold or delivered and neither the Prospectus Supplement nor any other document relating to the Notes may be distributed or made available in Italy except by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998 and any other applicable laws and regulations.

      Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, any of the Notes, directly or indirectly, in Japan or to or for the benefit of any resident of Japan or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except in compliance with the Securities and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan.

      The Notes being offered or sold in The Netherlands shall be offered and sold under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (vrijstellingsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, promulgated under the Netherlands Securities Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees with Italy and the other Underwriters that it has not and will not publicly promote the offer or sale of the Notes by conducting a generalized advertising or cold-calling campaign within The Netherlands.

      The Notes are new issues of securities with no established trading market. Italy has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue any such market making at any time without notice.

      Application has been made to list the Notes on the Luxembourg Stock Exchange, EuroMOT (Mercato Telematico Eurobbligazioni) and EuroMTS (Electronic trading platform for Euro and US dollar denominated agency, supranational and European sovereign debt securities). No assurance can be given as to the liquidity of the trading markets for the Securities.

      Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

      Certain of the Underwriters and their respective affiliates may have from time to time performed investment banking and/or commercial banking services for Italy in the ordinary course of business and may do so in the future.

OFFICIAL STATEMENTS

      Information included in this Prospectus Supplement is included as a public official statement made on the authority of Professor Domenico Siniscalco, Director General of the Ministry of Economy and Finance.

VALIDITY OF THE SECURITIES

      The validity of the Notes will be passed upon on behalf of Italy by Avv. Roberto Ulissi, Director General of the Ministry of Economy and Finance, Republic of Italy, Rome as to Italian law and on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, London, England as to matters of United States law and by Studio Legale Bisconti, Rome, Italy as to matters of Italian law. All statements with respect to matters of Italian law included or incorporated by reference in this Prospectus Supplement or the Prospectus have been passed upon by Avv. Ulissi under his authority. From time to time, Skadden, Arps, Slate, Meagher & Flom (UK) LLP and Studio Legale Bisconti may render legal advice to the Ministry of Economy and Finance of Italy.

GENERAL INFORMATION

Authorization

      The terms of the Notes have been approved by Ministerial Decree No. 16253, dated February 19, 2004, of the Minister of Economy and Finance as authorized by Law No. 237 of July 19, 1993.

Clearing Systems

      The Notes have been accepted for clearance through Euroclear and Clearstream (Common Code: 18714051; global note ISIN: XS0187140511) and will be accepted for clearance through Austraclear System on February 27, 2004.

Listing

      Application has been made to list the Notes on the Luxembourg Stock Exchange, EuroMOT (Mercato Telematico Eurobbligazioni) and EuroMTS (Electronic trading platform for Euro and US dollar denominated agency, supranational and European sovereign debt securities).

Paying Agents

      No Luxembourg paying agent has been appointed by Italy with respect to the Notes. Italy has agreed to appoint such agent in Luxembourg if Notes in definitive form are issued in the limited circumstances set forth under “Description of Notes — Definitive Notes” which is expected to be Dexia Banque Internationale à Luxembourg. Pending such appointment, Dexia Banque Internationale à Luxembourg, the Luxembourg listing agent, will act as intermediary in Luxembourg between holders of Notes and Italy.

      For so long as the Notes are issued in global form and registered in the name of Austraclear or its nominee, Austraclear Services or its successor will act as Australian Paying Agent with respect to the Notes.

Documents

      A copy of the fiscal agency agreement executed by Citibank, N.A. will be available for inspection at the specified office of Dexia Banque Internationale à Luxembourg.

Litigation

      Except as disclosed or incorporated by reference in this Prospectus Supplement or in the Prospectus, Italy is not involved in any litigation or arbitration proceedings which are material in the context of the issue of the Notes nor so far as it is aware are any such proceedings pending or threatened.

Material Adverse Change

      Except as disclosed or incorporated by reference in this Prospectus Supplement or in the Prospectus, there has been no adverse change in the financial condition of Italy which is material in the context of the issue of the Notes.

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PROSPECTUS

Republic of Italy

Debt Securities

and/or
Warrants to Purchase
Debt Securities

•	Up to US$10,000,000,000 or its equivalent in other currencies or a composite of other currencies.

•	The securities will be direct, unconditional and general obligations of the Republic of Italy, backed by the full faith and credit of the Republic of Italy.

•	The securities may consist of bonds, notes or other evidences of indebtedness and may be issued with or without warrants to purchase other debt instruments.

•	The securities may be exchangeable for other debt instruments issued by the Republic of Italy or by entities owned by the Republic of Italy.

•	The securities will be offered from time to time as separate issues on terms set forth in supplements to this prospectus. The terms of the securities, including the principal amount, maturity, interest rate and initial offering price will be set forth in the supplement relating to each issue of securities.

•	The debt securities and the fiscal agency agreement described in this prospectus contain collective action clauses with provisions regarding future modifications to their terms. Under these provisions, which are described herein beginning on page 9, modifications affecting the reserved matters listed in the debt securities and the fiscal agency agreement, including modifications to payment and other important terms, may be made to a series of debt securities with the consent of the holders of 75% of the aggregate principal amount of the outstanding debt securities of that series.

Neither the US Securities and Exchange Commission nor any state securities commission has approved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is February 19, 2004.

ABOUT THIS PROSPECTUS

      This prospectus provides you with a general description of the securities the Republic of Italy may offer. Each time the Republic of Italy sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information”.

You must not rely on unauthorized information.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the relevant prospectus supplement. You must not rely on any unauthorized information or representations.

You must comply with applicable laws.

      This prospectus and the relevant prospectus supplement are not, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. For a further description of certain restrictions of the offering and sale of the securities and the distribution of this prospectus and the relevant prospectus supplement, see “Plan of Distribution” as supplemented by information in the relevant prospectus supplement.

Special cautionary notice regarding forward-looking statements.

      This prospectus incorporates by reference, and any accompanying prospectus supplement may contain or incorporate by reference, certain forward-looking statements as defined in Section 27A of the US Securities Act of 1933, with respect to certain of the plans and objectives of the government of the Republic of Italy and to the economic, monetary and financial conditions of the Republic of Italy. Such statements incorporated by reference in this prospectus include, but are not limited to, statements in our Annual Report on Form 18-K for the year ended December 31, 2002 under the following headings: “The Italian Economy — General”, “— 2003 Developments”, “— Gross Domestic Product”, “— Principal Sectors of the Economy”, “Monetary System — Banking Regulation”, “The External Sector of the Economy — Foreign Trade”, “Public Finance — The 2004-2007 Stability and Growth Program”, “— The 2004-2007 Program Document”, “— Revenues and Expenditures” and “— Privatization Program.” By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.

      All references in this prospectus and the prospectus supplement to “Italy” or the “Republic” are to The Republic of Italy, and all references to the “Government” are to the Government of The Republic of Italy.

USE OF PROCEEDS

      Unless otherwise indicated in the relevant prospectus supplement, the Government will use net proceeds from the sale of securities for general Government purposes, including debt management purposes.

DESCRIPTION OF DEBT SECURITIES

      The following is a brief summary of the terms and conditions of the debt securities that we may issue from time to time and the fiscal agency agreement that governs the debt securities. We have filed or will file copies of the forms of debt securities and the fiscal agency agreement as exhibits to our Registration Statement or an amendment to our Annual Report. Because this is only a summary, you should read the form of debt securities and the fiscal agency agreement in their entirety.

General

      We may issue debt securities in one or more series, as authorized from time to time by Italy. The following terms and other specific provisions of the debt securities will be described in a prospectus supplement:

•	the designation of the securities;

•	the aggregate principal amount and any limitation on the principal amount;

•	the currency or currencies in which the securities will be denominated and in which payment will be made;

•	the authorized denominations of the securities;

•	the percentage of principal amount at which we will issue the securities;

•	the maturity date of the securities;

•	the interest rate and the manner in which the interest rate will be determined;

•	the interest payment dates, if any, and the dates from which interest will accrue;

•	the index, price or formula which we will use to determine the amount of payment of principal, premium or interest;

•	the terms on which we will redeem or repurchase securities and any sinking fund provisions;

•	any terms for the exchange or conversion of the securities; and

•	whether the securities will be in bearer form, or in fully registered form, or both, and any restrictions on the exchange of one form for another.

      We will also describe in the prospectus supplement any special United States federal income tax and other considerations applicable to any debt securities which we may issue:

•	with original issue discount;

•	denominated in a currency other than U.S. dollars; or

•	with payments determined by reference to an index.

      A fiscal agent will act as our agent in connection with the debt securities. The duties of the fiscal agent will be governed by the fiscal agency agreement. The fiscal agent is our agent and is not a trustee for the holders of debt securities. The fiscal agent does not have the same responsibilities or duties to act for holders of debt securities as a trustee would. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

      We may issue debt securities at a discount, bearing no interest or bearing interest at a rate below market rates. If we issue discount securities, we will sell them at a discount below their stated principal amount. We will describe any special considerations related to discounted debt securities in the prospectus supplement for those securities.

      The prospectus supplement will specify the place and the currency for payment of principal, interest and any premium on the debt securities. Unless we specify otherwise in the prospectus supplement, we will pay interest on fully registered debt securities by mailing a check to the registered holders on the record date.

Nature of Obligation; Negative Pledge

      The debt securities will be the direct, unconditional, unsecured and general obligations of Italy. They will rank equally with all of our present and future unsecured and unsubordinated general borrowing. The full faith and credit of Italy will be pledged for the due and punctual payment of the debt securities and for the due and timely performance of all of our obligations under the debt securities. We will pay principal and interest on the debt securities out of the Ministry of Economy and Finance of Italy. We will pay amounts due on the debt securities equally and ratably with all general loan obligations of Italy.

      As long as any debt security remains outstanding, we will not create any encumbrance on our revenues or assets to secure any other indebtedness in respect of moneys borrowed by us outside of Italy, without equally and ratably securing the outstanding debt.

Italian Taxation; Additional Amounts

      Under existing Italian law, all payments of principal and interest on the debt securities, issued outside of Italy, will be exempt from any Italian taxes so long as the beneficial owner of the debt security is not resident in Italy.

      If any payment of principal or interest is not exempt from Italian tax, we will pay to you the additional amounts necessary to make the net payment you receive not less than the amount you would have received if Italian taxes had not been imposed. No additional amounts will be paid to you if:

•	You are able to avoid Italian taxes by making a declaration of non-residence or claiming an exemption from the relevant tax authority;

•	You present debt securities for payment more than 30 days after you were entitled to receive payment. This provision does not apply if you would have been entitled to receive additional amounts had you presented the debt securities for payment prior to the expiration of the 30 day period;

•	A tax applied by a Member State by way of withholding, deduction or otherwise is imposed on a payment of principal or interest to you and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, these Directives; or

•	You would have been able to avoid such withholding or deduction by presenting debt securities for payment to another Paying Agent in a Member State of the European Union.

United States Taxation

Certain United States Federal Income Tax Considerations

      The following discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly retroactively). Except as specifically set forth herein, this summary only addresses U.S. holders (as defined below) who acquire debt securities at their issue price as part of their initial distribution and who hold debt securities as capital assets. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as insurance companies, banking and other financial institutions, real estate investment trusts, regulated investment companies, dealers in securities or foreign currencies, traders in securities or commodities that elect mark-to-market treatment, persons that are, or that hold debt securities through, partnerships or other pass-through entities, tax-exempt investors, persons holding debt securities as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction or U.S. holders whose “functional currency” is not the U.S. dollar. Persons considering the purchase of debt securities should consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

      U.S. Holders. As used herein, the term “U.S. holder” means an initial purchaser of a debt security who is a beneficial owner of a debt security and who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

•	an estate all of the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a valid election is in effect under applicable U.S. Treasury Regulations for the trust to be treated as a U.S. person.

      U.S. holders generally will be taxable upon receipt or accrual of interest and original issue discount, if any, on debt securities and upon gains realized upon disposition of debt securities. We will describe in the prospectus supplement any special U.S. federal income tax considerations which apply to debt securities issued in a currency other than U.S. dollars or issued with original issue discount, and any limitations on sales of debt securities in bearer form.

      Non-U.S. Holders. As used herein, the term “non-U.S. holder” means an initial purchaser of a debt security who is a beneficial owner of a debt security and who is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a corporation created or organized under the laws of a jurisdiction other than the U.S., any state therein or the District of Columbia;

•	an estate the income of which, from sources without the U.S. which is not effectively connected with the conduct of a trade or business within the U.S., is not includable in gross income for U.S. federal income tax purposes; or

•	any trust unless:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust; and

•	one or more U.S. persons have the authority to control all substantial decisions of the trust.

      Subject to the discussion below concerning information reporting and backup withholding, generally a non-U.S. holder will not be subject to U.S. federal income tax on payments of interest on, or on any gain on the sale of, a debt security, unless such holder held the debt security in connection with a U.S. trade or business carried on by such holder, or in the case of the sale of debt securities by a non-U.S. holder who is an individual, such individual was present in the U.S. for 183 days or more during the taxable year in which such gain is realized and certain other requirements are met.

      Information Reporting and Backup Withholding. Under current U.S. federal income tax law, as will be described further in the prospectus supplement, generally payments of interest made to, and the proceeds of sales before maturity by, certain U.S. holders will be subject to information reporting and a “back-up” withholding tax, if such persons fail to supply correct taxpayer identification numbers and certain other information in the required manner. Payments of interest received by non-U.S. holders generally would be exempt from these reporting requirements, but such non-U.S. holders may be required to comply with certification and identification procedures in order to prove their exemption from the reporting requirements and from backup withholding with respect to payments of interest.

      The payment of proceeds of the disposition of debt securities by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Information reporting (but not backup withholding) may apply to such a holder who sells a beneficial interest in debt securities through a non-U.S. branch of a U.S. broker, or through a non-U.S. office of a U.S. person, unless the holder establishes an exemption or the broker has documentary evidence in its files of the holder’s status as a non-U.S. holder.

      The U.S. federal income tax consequences of the acquisition, ownership and disposition of each issuance of debt securities under this Prospectus will be further described in the relevant prospectus supplement.

Default; Acceleration of Maturity

      Each of the following are events of default under any series of debt securities:

•	We default in any payment of principal, premium or interest on any debt securities of that series and the default continues for a period of more than 30 days after the due date.

•	We fail to perform or observe any other obligation under any debt securities of that series and the default continues for a period of 60 days following written notice to us of the default by any holder. If the default is not capable of remedy, no notice is required.

•	Any other external indebtedness becomes due and payable prior to its stated maturity by reason of default.

•	Any other external indebtedness is not paid at its maturity as extended by any applicable grace period.

•	We declare a general moratorium on the payment of any external indebtedness.

      If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of a series may, by giving a written demand to us and the fiscal agent, declare the principal and accrued interest on the debt securities of that series to be immediately due and payable. For debt securities issued at a discount, the amount of principal accelerated will be described in the prospectus supplement. The holders of at least 66 2/3% of the aggregate principal amount outstanding of the debt securities may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

      We are not required to furnish any periodic evidence of the absence of defaults. A default in one series of debt securities will not constitute a default in another series of debt securities, or permit the acceleration of the maturity of another series of debt securities, unless the maturity of the series of debt securities is accelerated by reason of default as described above.

Redemption

      A series of debt securities may provide for mandatory redemption by us or at our election. If we redeem debt securities under a mandatory redemption provision, we will give not more than 60 days’ nor less than 30 days’ notice of redemption. If we are not redeeming all of the debt securities in a series, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, we will publish a notice of redemption at least twice prior to the redemption date. We will publish the notice in a newspaper printed in the English language with general circulation in Europe. We will also publish notice of redemption in any other place set forth in the debt securities. We will also mail notice of redemption to holders of registered debt securities of the series, and to those holders of bearer debt securities of the series who have registered the principal of their debt securities. We will mail the notice to the holders’ last addresses as they appear on the register for the debt securities of such series.

Meetings and Quorum

      The fiscal agent may call a meeting of the holders of a series of debt securities at any time regarding the fiscal agency agreement or that series of debt securities. In addition, the fiscal agent will call a meeting of the holders of any series of debt securities if Italy or the holders of at least ten percent of the aggregate principal amount outstanding of that series deliver a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will determine the time and place of the meeting and notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

      Only holders of a series of debt security and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the aggregate principal amount of the outstanding debt securities of a series will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are described below, holders or proxies representing 75% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent will set the procedures governing the conduct of the meeting.

Amendments and Waivers

      Each series of debt securities will contain collective action clauses with provisions regarding future modifications to their terms and the terms of the fiscal agency agreement to the extent that it affects that series. These clauses are described below.

      We and the fiscal agent may generally modify or take actions with respect to the fiscal agency agreement to the extent that it affects a series of debt securities or the terms of any series of debt securities:

•	with the affirmative vote of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding debt securities of that series that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% of the aggregate principal amount of the outstanding debt securities of that series.

      However, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of a series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver that would:

•	change the due date for the payment of the principal, premium or any installment of interest on the debt securities of the series;

•	reduce the principal amount of the debt securities of the series;

•	reduce the portion of the principal amount which is payable upon acceleration of the maturity of the debt securities of the series;

•	reduce the interest rate on the debt securities of the series or the premium payable upon redemption of the debt securities of the series;

•	change the currency in which interest, premium or principal will be paid or the places at which interest, premium or principal of debt securities of the series is payable;

•	shorten the period during which we are not permitted to redeem debt securities of the series, or permit us to redeem debt securities of the series if, prior to such action, we are not permitted to do so;

•	reduce the proportion of the principal amount of the debt securities of the series whose vote or consent is necessary to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of the series;

•	reduce the proportion of the principal amount of the debt securities of the series whose vote or consent is necessary to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided to be made in the fiscal agency agreement or the terms and conditions of the debt securities of the series;

•	change the obligation of Italy to pay additional amounts with respect to debt securities of the series;

•	change the definition of “Outstanding” with respect to debt securities of the series;

•	in connection with an exchange offer for the debt securities of the series, amend any event of default under the terms of the debt securities of the series;

•	change the governing law provision of debt securities of the series; or

•	change the courts to the jurisdiction of which we have submitted, our obligation under the fiscal agency agreement or the terms and conditions of the debt securities of the series to appoint and maintain an agent for service of process or our waiver of immunity in respect of actions or proceedings brought by any holder based upon a debt security of the series.

      We refer to the matters described above as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities of a series, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of such series) agree to the change.

      Italy and the fiscal agent may, without the vote or consent of any holder of debt securities, amend the fiscal agency agreement or the debt securities of a series for the purpose of:

•	adding to our covenants for the benefit of the holders of debt securities;

•	surrendering any right or power conferred upon us;

•	securing the debt securities;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities or the fiscal agency agreement; or

•	amending the fiscal agency agreement or any series of debt securities in any manner which we and the fiscal agent may determine and which is not inconsistent with the series of debt securities and does not adversely affect the interest of any holder of debt securities.

      For purposes of determining whether the required percentage of holders of the debt securities of a series are present at a meeting for quorum purposes, or has consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement to the debt securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of a series, debt securities that we own directly or indirectly will be disregarded and deemed not to be outstanding. For this purpose, debt securities that we own directly or indirectly would include any debt securities owned by or on behalf of the central Government or any of its ministries or owned through corporations or public law entities (generally, entities that by force of law carry out activities in the general public interest, such as INPS, INAIL and INPDAP, the three principal social security agencies for private and government employees). Debt securities that we own directly or indirectly would not, however, include debt securities owned by the Bank of Italy and any of Italy’s regions, provinces and other local government entities.

Governing Law; Consent to Service

      The debt securities will be governed by and construed in accordance with the laws of the State of New York. Matters required to be governed by the laws of the Republic of Italy, including authorizations and execution will be governed by the laws of the Republic of Italy.

      We will appoint the Honorable Sergio Vento, our Ambassador to the United States, 3000 Whitehaven Street, N.W., Washington, D.C. 20008, and his successor or, in each case, his Chargé d’Affaires ad interim, acting in the absence of the Ambassador, as our authorized agent in the United States. Process may be served on our authorized agent in any action arising out of or based on the debt securities which may be instituted in any State or Federal court in The City of New York by the holder of any debt security. We will irrevocably submit to the jurisdiction of any such court in respect of any such action. Italy will waive irrevocably any immunity to service of process and any obligation to venue in any action which may be instituted in any such court or (except as to venue) in any competent court in the Republic of Italy to the fullest extent permitted by Italian law. The appointment of our authorized agent will be irrevocable until all principal, premium and interest, due and to become due on the debt securities has been provided to the fiscal agent. If for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, we will appoint another person in Washington, D.C. or The City of New York as our authorized agent. In addition, a holder of any debt security may institute an action arising out of or based on the debt securities in any competent court in the Republic of Italy. We will irrevocably waive to the fullest extent permitted by Italian law any immunity from jurisdiction (but not from execution or attachment or process in the nature thereof) to which we might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt security in any State or Federal court in The City of New York or in any competent court in the Republic of Italy. The appointment and the waiver of immunity does not include actions brought under the United States Federal securities laws. If we did not waive immunity, it would not be possible to obtain a United States judgment in an action against Italy unless a court were to determine that we were not entitled under the Immunities Act to sovereign immunity with respect to the action.

DESCRIPTION OF WARRANTS

      The following is a brief summary of the terms and conditions of the warrants which we may issue from time to time and the warrant agreement which governs the warrants. We have filed or will file copies of the forms of warrants and the form of the warrant agreement as exhibits to our Registration Statement or an amendment to our Annual Report. Because this is only a summary, you should read the form of warrant and the warrant agreement in their entirety.

General

      We may issue warrants for the purchase of debt securities, either together with debt securities offered by any prospectus supplement or separately. We will issue each series of warrants under a warrant agreement which we will enter into with a bank or trust company, as warrant agent. We will set out the terms of the warrants in the prospectus supplement relating to a particular issue of warrants. The prospectus supplement relating to a series of warrants will set forth:

•	the terms of the debt securities which you may purchase upon exercise of the warrants;

•	the principal amount of debt securities which you may purchase upon exercise of one warrant;

•	the exercise price of each warrant;

•	the procedures for, and conditions to, exercising a warrant and for purchasing debt securities;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions we may terminate or cancel the warrants;

•	the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

•	whether the warrants represented by warrant certificates will be issued in registered or bearer form;

•	whether warrants issued in registered or bearer form will be exchangeable between forms, and, if registered, where they may be transferred and registered; and

•	other specific provisions.

Governing Law; Consent to Service

      The warrants will be governed by and construed in accordance with the laws of the State of New York. Matters required to be governed by the laws of Italy, including authorization and execution, will be governed by the laws of Italy. We will appoint a warrant agent as our authorized agent in the United States. Process may be served on the warrant agent in any action arising out of or based on the warrants which may be instituted in any State or Federal court in The City of New York by the holder of any warrant. We will irrevocably waive to the fullest extent permitted by Italian law any immunity from jurisdiction (but not from execution or attachment or process in the nature thereof) to which we might otherwise be entitled in any action arising out of or based on the warrants which may be instituted by the holder of any warrant in any State or Federal court in The City of New York. We also waive immunity to the fullest extent permitted by Italian law from jurisdiction (but not from execution or attachment or process in the nature thereof) in any competent court in the Republic of Italy. The appointment of an authorized agent and the waiver of immunity does not include actions brought under the United States Federal securities laws. If we had not waived immunity, it would not be possible to obtain a United States judgment in an action arising out of the warrants against us unless a court were to determine that we were not entitled under the Immunities Act to sovereign immunity with respect to the action.

United States Taxation

      We will set forth in the relevant prospectus supplement information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants. This information will include possible original issue discount on debt securities issued with Warrants.

PLAN OF DISTRIBUTION

      We may sell securities to or through underwriters. We may also sell securities directly to other purchasers or through agents. These firms may also act as agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters in connection with the securities offered by the prospectus supplement.

      The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices which we may change;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      In connection with the sale of securities, we may pay compensation to underwriters. Underwriters who act as agents for purchasers of securities may also receive compensation from the purchasers in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers. The dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the U.S. Securities Act of 1933. Any discount or commissions received by underwriters, dealers and agents from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions. We will identify any underwriter or agent, and describe any compensation received from us in the prospectus supplement.

      The securities will be a new issue of securities with no established trading market. Underwriters and agents that we sell securities to for public offering and sale may make a market in the securities. However, the underwriters and agents will not be obligated to make a market in the securities and may discontinue any market making at any time without notice. We cannot assure you that there will be a liquid trading market for the securities.

      We may offer securities to present holders of other securities that we have issued, as consideration for our purchase or exchange of those other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for those securities or in privately negotiated transactions, and may be in addition to or in lieu of sales of securities directly or through underwriters or agents. We will describe these arrangements in the prospectus supplement.

      We may enter into agreements with underwriters, dealers and agents who participate in the distribution of securities. These agreements may entitle the underwriters, dealers and agents to indemnification by us against certain liabilities, including liabilities under the Securities Act.

      We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us under contracts which provide for payment and delivery on a future date. We will describe these arrangements in the prospectus supplement. The underwriters may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. We must approve the institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in connection with the validity or performance of these contracts.

OFFICIAL STATEMENTS

      Information included in this prospectus which is identified as being derived from a publication of Italy or one of its agencies or instrumentalities is included in this prospectus as a public official document of Italy.

All other information in this prospectus and in the Registration Statement is included as a public official statement and has been reviewed by Professor Domenico Siniscalco, Director General of the Ministry of Economy and Finance of Italy, in his official capacity, and is included herein on his authority. With respect to matters of Italian law, see “Validity of the Securities.”

VALIDITY OF THE SECURITIES

      Except as may otherwise be indicated in any Prospectus Supplement, the validity of each series of securities will be passed upon on behalf of Italy by Avv. Roberto Ulissi, Director General of the Ministry of Economy and Finance of Italy as to Italian law, and on behalf of the underwriters or agents by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, as to matters of United States law. All statements with respect to matters of Italian law included or incorporated by reference in this prospectus have been passed upon by Avv. Ulissi and are made upon his authority. Certain legal matters will be passed upon for the underwriters as to United States law and Italian law by counsel to the underwriters named in the applicable Prospectus Supplement. From time to time, Skadden, Arps, Slate, Meagher & Flom (UK) LLP may render legal advice to the Ministry of Economy and Finance of Italy.

AUTHORIZED REPRESENTATIVE

      The Authorized Representative of Italy in the United States is the Honorable Sergio Vento, Italian Ambassador to the United States, whose address is 3000 Whitehaven Street, N.W., Washington, D.C. 20008.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a Registration Statement that Italy filed with the U.S. Securities and Exchange Commission using a shelf registration process. This prospectus does not contain all of the information provided in the Registration Statement. For further information, you should refer to the Registration Statement.

      Italy files annual reports and other information with the SEC relating to the securities. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C. or at the SEC’s regional offices:

Room 1024, Judiciary Plaza

450 Fifth Street, N.W.
Washington, D.C. 20549

The Woolworth Building

233 Broadway
New York, New York 10279

500 West Madison Street, Suite 1400

Chicago, Illinois 60661-2511

      Please call the SEC at 1-800-SEC-0330 for further information. In addition, the Commission maintains an Internet site that contains reports, statements and other information regarding issuers that file electronically with the Commission. The address of the Commission’s site is www.sec.gov.

      The Republic of Italy also maintains various Internet sites that contain detailed information regarding Italy and its government, economy and fiscal affairs. These Internet sites include: (i) www.tesoro.it (Ministry of Economy and Finance); (ii) www.bancaditalia.it (Bank of Italy) and (iii) www.istat.it (ISTAT).

      The SEC allows Italy to incorporate by reference some information that Italy files with the SEC. Incorporated documents are considered part of this prospectus. Italy can disclose important information to you by referring you to those documents. Information that Italy later files with the SEC will update and supersede this incorporated information. The following documents are incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Italy’s Annual Report on Form 18-K for the year ended December 31, 2002, filed February 11, 2004; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and before all of the securities are sold.

      Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents, including any exhibits that are incorporated by reference in them. Requests for such documents should be directed to:

Director General of Public Debt

Ministry of Economy and Finance
Direzione II (Public Debt)
Via XX Septembre, 97
00187 Rome, Italy
Telephone: +3906 481 4985
Facsimile: +3906 4890 7373

      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, you may also obtain, free of charge, copies of Italy’s Annual Report on Form 18-K, this prospectus and any prospectus supplement or pricing supplement at the office of the paying agent for the securities in Luxembourg. Italy has initially appointed Dexia Banque Internationale à Luxembourg as its Luxembourg paying agent.

      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, if there is a material change to the terms and conditions of the securities or in the economic affairs of Italy that is not reflected in any of the documents relating to the securities, Italy will amend the applicable prospectus supplement relating to the securities or incorporate new or updated documents in the manner discussed above.

ISSUER

Republic of Italy

Ministry of Economy and Finance
Via XX Settembre 97
00187 Rome
Italy

LEGAL ADVISER TO THE REPUBLIC OF ITALY

Avv. Roberto Ulissi

Head of Legal Affairs Directorate, Department of Treasury
Ministry of Economy and Finance
Via XX Settembre 97
00187 Rome
Italy

LEGAL ADVISERS TO THE UNDERWRITERS

as to United States law Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS England	as to Italian law Studio Legale Bisconti Via Piemonte 32 00187 Rome Italy	as to Australian law Mallesons Stephen Jaques Level 28 Rialto 525 Collins Street Melbourne, Victoria 3000 Australia

LISTING AND INTERMEDIARY AGENT

Dexia Banque Internationale à Luxembourg

69 route d’Esch
L-2953 Luxembourg

FISCAL AGENT AND REGISTRAR

Citibank, N.A.

5 Carmelite Street
London EC4Y 0PA
England

AUSTRALIAN PAYING AGENT

Austraclear Services Limited

30 Grosvenor Street
Sydney NSW 2000

A$1,000,000,000

Republic of Italy

5.875% Notes due 2008

PROSPECTUS SUPPLEMENT

February 19, 2004

Deutsche Bank	UBS Investment Bank
TD Securities

Commonwealth Bank of Australia	National Australia Bank Limited
Westpac Banking Corporation